UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400, San Jose CA	95110
(Address of principal executive offices)	(Zip Code)

Steven L. Moore
Vice President, Chief Financial
Officer, Secretary and Treasurer
(408) 200-9200

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2015 to December 31, 2015.

Section 1 - Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
This Form SD is being filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934. A copy of Pixelworks, Inc.’s Conflict Minerals Report for the period from January 1, 2015 through December 31, 2015 is filed as Exhibit 1.01 to this Form SD. The information in this Form SD, including the Conflict Minerals Report, is publicly available on its website at www.pixelworks.com.
Item 1.02    Exhibit
Pixelworks, Inc. is hereby filing its Conflict Minerals Report as Exhibit 1.01 hereto as noted in Item 1.01 and Item 2.01 of this Form SD.
Section 2 - Exhibits
Item 2.01     Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report of Pixelworks, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	May 31, 2016	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
1.01	Conflict Minerals Report of Pixelworks, Inc.